Exhibit 99.1

GulfMark Offshore Announces

Fourth Quarter and Full Year 2011 Operating Results

HOUSTON, February 22, 2012 — GulfMark Offshore, Inc. (NYSE: GLF) today announced the results of operations for the three- and twelve-month periods ended December 31, 2011. For the three months ended December 31, 2011, revenue was $99.9 million, and net income for the same period was $23.6 million, or $0.90 per diluted share. For the twelve months ended December 31, 2011, consolidated revenue was $381.9 million and net income was $49.9 million, or $1.91 per diluted share.

Bruce Streeter, President and CEO, commented, “Year over year, fourth quarter revenue was up 14%, and although typical seasonality brought revenue down slightly in the fourth quarter as compared to the third quarter, a progressive improvement in results continued as each quarter of 2011 developed. We are optimistic about the outlook for 2012 and beyond for all of our markets.

“During 2011 we made a significant commitment to upgrade our fleet in the North Sea, and last month we announced the decision to build another Arctic-class vessel for the North Sea and the purchase of a DP2 certified vessel for the U.S. Gulf of Mexico. These capital commitments and fleet changes are being done to high-grade our fleet in these two geographic areas, and we look forward to making additional commitments and fleet changes as similar opportunities present themselves.”

Consolidated Fourth Quarter Results

Consolidated revenue for the fourth quarter of 2011 was $99.9 million, a decrease of 4%, or $3.9 million, from the third quarter. However, consolidated operating income was up $7.4 million, or 32%, from the third quarter amount. The increase in sequential quarterly operating income was driven by an absence of drydock expense in the quarter and lower direct operating expenses, which overcame the drop in quarterly revenue.

The operating results for the quarter include a net gain of $0.01 per diluted share related to two items associated with fleet changes and modifications: The Company sold a vessel in the North Sea fleet in October that resulted in a gain of $0.08 per diluted share, and the Company recorded an impairment charge of ($0.07) per diluted share on an inactive, 1984 built vessel classified as held for sale. This vessel is also based in the North Sea but has been excluded from the active vessel fleet count since 2009.

GulfMark Offshore, Inc.

Press Release

February 22, 2012

Regional Results for the Fourth Quarter

In the North Sea region, revenue was $44.0 million, down $5.2 million, or 11%, from the third quarter. The decrease in revenue was due principally to lower utilization, which decreased from 97% in the third quarter to 92% in the fourth quarter. The lower utilization is consistent with seasonal patterns the North Sea and is also reflective of a comparatively strong third quarter. Contributing to the decrease in revenue for the fourth quarter was the sale in October of a 1983 built U.K. flagged, 224 foot PSV that contributed approximately $1 million of revenue in the third quarter.

Revenue for the Americas region was $40.0 million, an increase of $2.1 million, or 6%, over the third quarter amount. The higher revenue amount was driven by an increase in utilization, which improved 4 percentage points to 85% for the quarter.

During the fourth quarter, revenue in the Southeast Asia region was $15.9 million, a decrease of approximately $0.8 million, or 5%, from the third quarter amount. Although down sequentially, revenue in Southeast Asia has continued to gradually improve as a result of increasing utilization. During the first half of 2011, utilization in the region was 83%, and during the last half of 2011 utilization was 87%.

Consolidated Operating Expenses for the Fourth Quarter

Direct operating expenses for the fourth quarter were $43.3 million, a decrease of $4.8 million, or 10%, from the third quarter amount. The resulting average quarterly run rate for direct operating expenses in 2011 was $46 million, which was above the Company’s original 2011 guidance but lower than anticipated as of last quarter. The decrease in direct operating expenses for the quarter was due mainly to the strengthening of the U.S. dollar against foreign currencies, and lower than anticipated crew salaries and benefits. There was no drydock expense in the fourth quarter, as the Company completed its annual drydock program in the third quarter. Full-year drydock expense was $15.9 million, approximately $1 million under the Company’s full-year guidance. Consolidated general and administrative expenses were $11.3 million for the fourth quarter, and full-year results were consistent with the Company’s anticipated average quarterly run rate for 2011 of $11.5 million.

Results of Operations for the Year

Consolidated revenue for the year ended December 31, 2011 was $381.9 million, an increase of $22.1 million, or 6%, from the prior year. Consolidated operating income for the year before special items was $78.3 million, an increase of $12.3 million, or 19%, from the prior year. Earnings per diluted share before special items was $1.90, an increase of $0.04 over the prior year amount. A reconciliation of amounts before special items to their reported amounts under U.S. GAAP is included in the tables below.

Liquidity and Capital Commitments

Cash flow from operations totaled $43.3 million in the fourth quarter of 2011. Cash on hand at December 31, 2011 was $128.8 million, and as of that date there was $6.0 million drawn on the Company’s revolving credit facility. Total debt at December 31, 2011 was $307.5 million, and debt, net of cash on hand, was $178.7 million.

GulfMark Offshore, Inc.

Press Release

February 22, 2012

Subsequent to year-end, the Company agreed to extend the maturity of the term-loan facility to July 1, 2014 and to discontinue the $8.3 million quarterly principal amortization, in exchange for a fee and modifications to certain covenants under the existing agreement.

Capital expenditures during the fourth quarter totaled $37.3 million, which included $31.3 million of progress payments on the construction of new vessels. The total of capital expenditures during 2011 was $52.3 million, and of that total $36.6 million related to progress payments on the construction of new vessels and $15.7 million related to other capital projects.

As of December 31, 2011, the Company had approximately $254 million of remaining capital commitments related to the construction of seven vessels. Anticipated progress payments over the next three calendar years are as follows: $88 million in 2012; $160 million in 2013; and $6 million in 2014. The Company expects to fund the construction contract commitments from cash on hand and cash generated by operations through 2014.

Outlook

CEO Bruce Streeter commented on the outlook for the Company, stating, “As we announced in January, we have been active in reconfiguring the fleet in the Americas and the North Sea. Market conditions and the outlook in these regions are quite favorable, although as we indicated last quarter we saw some typical seasonality in the fourth quarter of 2011. We expect to see some additional seasonality in the first quarter of 2012, but similar to last year we are anticipating ongoing improvement in revenue on a year-over-year basis for the foreseeable future.

“As always, I want to thank our 1700 employees worldwide for their dedication to safety, our customers, and to preserving the environment. We are an asset-intensive business that operates under difficult conditions, and it takes a dedicated mariner force to safely deliver on our commitment to our customers.”

Conference Call/Webcast Information

GulfMark will conduct a conference call to discuss the Company’s earnings with analysts, investors and other interested parties at 9:00 a.m. Eastern time on Thursday, February 23, 2012. To participate in the teleconference, investors in the U.S. should dial 1-877-317-6789 at least 10 minutes before the start time and reference GulfMark. Canada-based callers should dial 1-866-605-3852, and international callers outside of North America should dial 1-412-317-6789. The webcast of the conference call also can be accessed by visiting the Company’s website, www.gulfmark.com. An audio file of the earnings conference call will be available on the Company’s website approximately two hours after the end of the call.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

GulfMark Offshore, Inc.

Press Release

February 22, 2012

Contact:	Michael Newman
Investor Relations
E-mail:	Michael.Newman@GulfMark.com
(713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the price of oil and gas and its effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects, and other material factors that are described from time to time in the Company’s filings with the SEC, including the registration statement and the Company’s Form 10-K for the year ended December 31, 2010. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc.

Press Release

February 22, 2012

Operating Data (unaudited)

	Three Months Ended			Twelve Months Ended
(dollars in thousands, except per share data)	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Revenue	$99,892	$103,778	$87,854	$381,870	$359,766
Direct operating expenses	43,257	48,103	43,182	182,585	170,638
Drydock expense	(1)	5,726	1,817	15,932	22,182
General and administrative expenses	11,303	11,859	10,606	45,495	44,029
Depreciation and amortization expense	15,032	14,896	14,515	59,586	56,959
(Gain) loss on sale of assets	(2,028)	—	—	(2,018)	(5,095)
Impairment charge	1,750	—	—	1,750	97,665

Operating Income (Loss)	30,579	23,194	17,734	78,540	(26,612)

Interest expense	(5,200)	(5,757)	(5,835)	(22,314)	(21,693)
Interest income	368	195	246	748	985
Foreign currency gain (loss) and other	442	(2,803)	(284)	(2,346)	(126)

Income (loss) before income taxes	26,189	14,829	11,861	54,628	(47,446)
Income tax benefit (provision)	(2,544)	(664)	3,375	(4,694)	12,701

Net Income (Loss)	$23,645	$14,165	$15,236	$49,934	$(34,745)

Diluted earnings (loss) per share	$0.90	$0.54	$0.58	$1.91	$(1.36)
Weighted average diluted common shares	26,032	25,989	25,819	25,962	25,519

Other Data
Revenue by Region (000’s)
North Sea	$43,982	$49,176	$37,908	$172,393	$148,740
Southeast Asia	15,880	16,660	15,998	63,754	66,533
Americas	40,030	37,942	33,948	145,723	144,493

Rates Per Day Worked
North Sea	$20,923	$21,358	$17,046	$20,071	$16,985
Southeast Asia	14,690	15,063	16,209	15,053	16,943
Americas	14,867	14,766	14,674	14,526	14,281

Overall Utilization
North Sea	91.7%	96.5%	93.5%	92.4%	93.5%
Southeast Asia	86.0%	87.9%	78.5%	85.1%	84.7%
Americas	85.4%	81.5%	73.0%	80.5%	80.1%

Average Owned Vessels
North Sea	25.2	25.0	25.0	24.8	25.1
Southeast Asia	14.0	14.0	14.0	14.0	13.0
Americas	35.0	35.0	35.0	35.0	35.3

Total	74.2	74.0	74.0	73.8	73.4

Drydock Days
North Sea	—	32	19	149	164
Southeast Asia	11	52	20	117	159
Americas	5	29	21	182	262

Total	16	113	60	448	585

Drydock Expenditures (000’s)	$(1)	$5,726	$1,817	$15,932	$22,182

GulfMark Offshore, Inc.

Press Release

February 22, 2012

Summary Financial Data (unaudited)

	Three Months Ended			Twelve Months Ended
(dollars in thousands, except per share data)	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Balance Sheet Data
Cash and cash equivalents	$128,817	$112,966	$97,195	$128,817	$97,195
Working capital	178,902	134,498	103,730	178,902	103,730
Vessels, equipment and other fixed assets, net	1,143,441	1,150,994	1,191,280	1,143,441	1,191,280
Construction in progress	37,107	11,111	2,920	37,107	2,920
Total assets	1,499,799	1,463,448	1,468,649	1,499,799	1,468,649
Long-term debt (1)	305,830	268,146	293,095	305,830	293,095
Shareholders’ equity	996,860	973,801	945,957	996,860	945,957

(1)	Current portion of long-term debt included in working capital.

Cash Flow Data
Cash flow from operating activities	$43,276	$29,153	$34,214	$97,471	$91,574
Cash flow from (used in) investing activities	(34,406)	(10,068)	(7,987)	(49,408)	(53,857)
Cash flow from (used in) financing activities	7,337	(18,151)	(17,443)	(16,231)	(32,837)

Forward Contract Cover	2012	2011
North Sea	68%	75%
Southeast Asia	41%	50%
Americas	32%	56%

Total	44%	61%

Forward Contract Cover	2013	2012
North Sea	53%	55%
Southeast Asia	15%	23%
Americas	15%	29%

Total	25%	37%

Reconciliation of Non-GAAP Measures: Year Ended December 31, 2011

(dollars in millions, except per share data)	Operating Income	Tax Provision Benefit (Provision)	Net Income	Diluted EPS
Before Special Items	$78.3	$(4.7)	$49.7	$1.90

Impairment Charge	(1.8)	—	(1.8)	(0.07)
Gain on Sale of Vessel	2.0	—	2.0	0.08
Tax Adjustments	—	—	—	—

U.S. GAAP	$78.5	$(4.7)	$49.9	$1.91

Reconciliation of Non-GAAP Measures: Year Ended December 31, 2010

(dollars in millions, except per share data)	Operating Income	Tax Provision Benefit (Provision)	Net Income	Diluted EPS
Before Special Items	$66.0	$2.3	$47.4	$1.86

Impairment Charge	(97.7)	—	(97.7)	(3.83)
Gain on Sale of Vessel	5.1	—	5.1	0.20
Tax Adjustments	—	10.4	10.4	0.41

U.S. GAAP	$(26.6)	$12.7	$(34.8)	$(1.36)

GulfMark Offshore, Inc.

Press Release

February 22, 2012

Vessel Count by Reporting Segment

	North Sea	Southeast Asia	Americas	Total
Owned Vessels as of October 19, 2011	25	14	35	74

Newbuild Deliveries/Additions	0	0	1	1
Sales & Dispositions	(1)	0	(1)	(2)

Owned Vessels as of February 22, 2012	24	14	35	73
Managed Vessels	17	1	0	18

Total Fleet as of February 22, 2012	41	15	35	91